EXHIBIT 5.1

July 1, 2011

Westbridge Research Group 1260 Avenida Chelsea Vista, CA 92081-8315

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Westbridge Research Group, a California corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration for offer and sale of a total of 92,688 shares of the Company’s common stock (the “Shares”), issuable pursuant to the Company’s 2011 Stock Option and Stock Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Articles of Incorporation, as amended, (iii) the Bylaws of the Company and (iv) the Plan.  In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued, sold and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the General Corporation Law of California, including judicial interpretation thereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Wertz McDade & Wallace, APC Wertz McDade & Wallace, APC